SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 26, 2008

Piedmont Office Realty Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-25739	58-2328421
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway Ste 500, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 325-3700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information set forth under Item 2.03, “Creation of a Material Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03	Creation of a Material Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On June 26, 2008, Piedmont Operating Partnership, LP (“Piedmont OP”), a consolidated subsidiary of Piedmont Office Realty Trust, Inc. (the “Registrant”), entered into a $250 million unsecured term loan facility (the “$250 Million Term Loan”) with J.P. Morgan Securities Inc. and Banc of America Securities, LLC, serving together as co-lead arrangers, JPMorgan Chase Bank, N.A., serving as administrative agent, Bank of America, N.A., serving as syndication agent, Wells Fargo Bank, N.A., Regions Bank, N.A., and US Bank N.A., as documentation agents, and a syndicate of other financial institutions, serving as participants.

The term of the $250 Million Term Loan is two years, and Piedmont OP may extend the term for one additional year provided Piedmont OP is not then in default and upon the payment of a 25 basis point extension fee. Piedmont OP paid customary arrangement and upfront fees to the lenders in connection with the closing of the $250 Million Term Loan.

The $250 Million Term Loan bears interest at varying levels based on (i) the London Interbank Offered Rate (“LIBOR”), (ii) the credit rating levels issued for the Registrant, and (iii) an interest period selected by Piedmont OP of one, two, three, six months, or to the extent available from all lenders in each case, one year or periods of less than one month. The stated interest rate spread over LIBOR can vary from 1.1% to 2.0% based upon the then current credit rating of the Registrant. As of the closing of the $250 Million Term Loan, the current stated interest rate spread on the loan is 1.50%.

Under the $250 Million Term Loan, the Registrant is subject to certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75, an unencumbered leverage ratio of at least 1.60, a fixed charge coverage ratio of at least 1.50, a leverage ratio of no more than 0.60, and a secured debt ratio of no more than 0.40.

In connection with obtaining the $250 Million Term Loan, the Registrant entered into an interest rate swap agreement with Regions Bank for the full outstanding balance of the loan. The effective date of the interest rate swap agreement is June 27, 2008 and terminates June 28, 2010. Under the terms of the interest rate swap agreement, the Registrant will pay JPMorgan Chase Bank, N.A monthly interest at the stated rate mentioned above of LIBOR plus the applicable spread. However, under the terms of the swap agreement with Regions Bank, the Registrant’s cash expenditure for interest will be effectively fixed on the $250 Million Term Loan at 4.97%.

The foregoing does not purport to be a complete description of the terms of the $250 Million Term Loan and is qualified in its entirety by reference to the $250 Million Term Loan agreement. A copy of the $250 Million Term Loan agreement is attached as Exhibit 10.1 hereto.

Item 5.03	Amendments to Articles of Incorporation or ByLaws; Change in Fiscal Year

(a) Amendment to Registrant’s Bylaws

Effective June 26, 2008, the board of directors of the Registrant, amended the Bylaws of the Registrant to allow for the annual meeting of stockholders to be held on September 17, 2008. The amendment to the Bylaws of the Registrant is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K.

Item 8.01	Other Events

On June 30, 2008, in accordance with the share redemption program, management determined that the allocated percentage of the 2008 pool of shares available for redemption related to ordinary requests has been exhausted. The remaining available shares under the 2008 pool are reserved for redemptions upon death and required minimum distribution redemptions (“Death and RMD Redemptions”) for calendar year 2008. However, the total number of shares held by investors that are available for all 2008 calendar year redemptions, ordinary or otherwise, remains unchanged. As a result, further requests would not be fulfilled for ordinary redemptions for the remainder of calendar year 2008 after the completion of the June 2008 share redemptions. Therefore, all ordinary redemption requests received after June 30, 2008 will be deferred until the beginning of the next calendar year.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Description

3.1	Amendment No. 5 to Bylaws of Piedmont Office Realty Trust, Inc. dated June 26, 2008.

10.1	Term Loan Agreement, dated as of June 26, 2008, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, JP Morgan Securities, Inc. and Banc of America Securities, LLC, as Co-Lead Arrangers and Book Managers, JP Morgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, each of Wells Fargo Bank, N.A., Regions Bank, N.A., and US Bank N.A., as Documentation Agents, the other banks signatory thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PIEDMONT OFFICE REALTY TRUST, INC.
(Registrant)

By:	/s/ Robert E. Bowers
Robert E. Bowers
Executive Vice President and Chief Financial Officer

Date: July 1, 2008

Exhibit Index

Exhibit No.	Description

EX-3.1	Amendment No. 5 to Bylaws of Piedmont Office Realty Trust, Inc. dated June 26, 2008

EX-10.1

Term Loan Agreement, dated as of June 26, 2008, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, JP Morgan Securities, Inc. and Banc of America Securities, LLC, as Co-Lead Arrangers and Book Managers, JP Morgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, each of Wells Fargo Bank, N.A., Regions Bank, N.A., and US Bank N.A., as Documentation Agents, the other banks signatory thereto

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